Exhibit 10.1

Via Email

eyeqvission101@gmail.com

Nikolay Bitsenko, Chief Executive Officer

Bronx Family Eye Care, Inc.

2336 Grand Concourse Avenue

Bronx, New York 10418

Re:	Letter Agreement Regarding Proposed Business Combination of Global Tech Industries Group, Inc. and Bronx Family Eye Care, Inc.

Dear Mr. Bitsenko:

Global Tech Industries Group, Inc., a Nevada corporation (“GTII”), is pleased to inform the management of Bronx Family Eye Care, Inc. a New York corporation, (“BFE”), of its agreement set forth herein (the “Agreement”) to engage in a business combination with BFE pursuant to which BFE will become a wholly-owned subsidiary of GTII, and the shareholders of BFE (the “BFE Shareholders”) will acquire 2,650,000 shares of newly issued common stock of GTII (the “GTII Common Stock”), subject to the terms and conditions set forth herein. This letter agreement between GTII, BFE and the BFE Shareholders evidences the terms and conditions of the contemplated transactions (the “Transaction”).

The completion of a two-year audit of BFE, inclusive of the starting balance sheet as of January 1, 2021 (the “Audited Financial Statements”), by an auditor that is subject to the public corporation accounting oversight board (“PCAOB”), acceptable to GTII shall be a condition precedent to GTII’s obligation (but not to BFE’s obligation) to Close the Transaction, waivable by GTII in its sole and absolute discretion. As such, this Agreement is legally binding on the parties and will be in full force and effect as of the date on which it is executed by duly authorized representatives of both GTII and BFE.

This Agreement is intended to be a definitive binding agreement between GTII, BFE and the BFE Shareholders. Prior to the closing of the Transaction (“Closing”), which the parties intend to accomplish within thirty (30) days of the date by which all parties to this Agreement execute this Agreement. GTII may amend its Articles of Incorporation to increase its authorized common stock and its authorized preferred stock, in each case to such other number of shares as is determined by GTII in its sole discretion. GTII may in its sole discretion seek, but is not obligated, to raise capital (the “Offering”) for (a) BFE’s and GTII’s business, (b) to reimburse BFE and GTII for their Transaction costs, and (c) to pay the costs to be incurred to audit BFE’s financial statements for fiscal years 2019 and 2020, as determined by mutual agreement of GTII, the BFE Shareholders and BFE before the Offering. GTII, BFE and the BFE Shareholders agree to cooperate in the preparation of the private offering materials for the above-described Offering if it occurs. All parties to this Agreement acknowledge and agree that there is no guarantee as to whether GTII will be able to raise any capital in the Offering. If the Offering is conducted before the Vesting Date (as hereinafter defined) and by BFE rather than by GTII, then all investors in the Offering will be given the right at a later date to exchange their shares of the subsidiary for newly issued shares of GTII common stock at a discount to market price, determined by agreement of GTII and the BFE Shareholders, or in the absence of such agreement, by GTII in good faith.

1. The Transaction. BFE and Nikolay Bitsenko, Michael Andreyev, and Igor Kirzhner, the shareholders and 100% owners of BFE (the “BFE Shareholders”), hereby agree with GTII that at the Closing of the Transaction, the BFE Shareholders will convey and transfer to GTII, free and clear of all liens, encumbrances or claims, good title to all of the shares of the issued and outstanding capital stock of BFE owned by the BFE Shareholders, which is, and at the Closing will be, 100% of the total issued and outstanding shares of BFE capital stock (collectively, the “BFE Shares”). In consideration for the BFE Shares, GTII will at the Closing covenant to issue to the BFE Shareholders, on a date (the “Vesting Date”) within one hundred and eighty (180) days after the date of the Closing, the GTII Common Stock, free and clear of any liens, encumbrances or claims other than the standard Rule 144 restrictive transfer provisions. The GTII Common Stock will bear the following legend:

“THIS SECURITY HAS NOT BEEN REGISTERED OR QUALIFIED UNDER THE SECURITIES ACT OF 1933 (THE “ACT”) OR THE SECURITIES LAWS OF ANY STATE AND MAY NOT BE OFFERED OR SOLD UNLESS REGISTERED AND QUALIFIED PURSUANT TO THE APPLICABLE PROVISIONS OF FEDERAL AND STATE SECURITIES LAWS OR UNLESS AN EXEMPTION FROM SUCH REGISTRATION OR QUALIFICATION APPLIES. THEREFORE, NO SALE OR TRANSFER OF THIS SECURITY SHALL BE MADE, NO ATTEMPTED SALE OR TRANSFER SHALL BE VALID, AND THE ISSUER SHALL NOT BE REQUIRED TO GIVE ANY EFFECT TO ANY SUCH TRANSACTION UNLESS (A) SUCH TRANSACTION HAS BEEN DULY REGISTERED UNDER THE ACT AND QUALIFIED OR APPROVED UNDER APPROPRIATE STATE SECURITIES LAWS, OR (B) THE ISSUER HAS FIRST RECEIVED AN OPINION OF COUNSEL REASONABLY SATISFACTORY TO IT THAT SUCH REGISTRATION, QUALIFICATION OR APPROVAL IS NOT REQUIRED.”

Nikolay Bitsenko will have the primary authority and responsibility to manage BFE and its business while BFE is owned by GTII. Mr. Bitsenko covenants and warrants to use his best efforts to achieve minimum gross sales of no less than the gross sales realized in calendar year 2020. For a period of two (2) calendar years after the Closing, the BFE Shareholders will be entitled to receive pro-rata performance-based bonusses for increase in gross sales, in the form of GTII common stock. The amount of GTII common shares to be issued as a bonus will be determined, in good faith, by GTII, not to exceed 1,000,000 shares.

GTII covenants not to take any action that would change the officers or directors of BFE without the prior written consent of BFE’s Chief Executive Officer. BFE and the BFE Shareholders agree that they will not offer for sale any GTII stock issued to them until the expiration of 12 months subsequent to the issuance date. Nothing herein shall be considered a bar to the participation of any BFE officer, director, or BFE Shareholder from participating as a seller in a public offering. If GTII determines to conduct an offering of its securities under the exemption from registration available pursuant to Regulation A+ of the Securities Act of 1933, as amended, to raise capital, BFE and the BFE Shareholders agree to fully cooperate with GTII to enable it to make such an offering successful.

BFE represents and warrants that all of its current shareholders are “accredited investors” as defined in Rule 501 of Regulation D of the Securities Act of 1933, as amended, and that neither BFE nor any Shareholders, officer, director, employee or other affiliate of BFE is a “bad actor” as defined in Rule 506(d) of Regulation D of the Securities Act of 1933, as amended. BFE covenants to use its best efforts to cause its shareholders to approve and participate in the Transaction or otherwise the Transaction will be cancelled.

After the execution of this Agreement and until Closing, the public reporting costs and Transaction costs of GTII and BFE will be borne as follows: 100% by GTII (except that BFE will be 100% responsible for auditing costs associated with the Audited Financial Statements). After the Closing, such costs shall be borne 100% by GTII.

2. Board of Directors and Executive Officers. On the Closing, Nikolay Bitsenko will be appointed as one of the three (3) new directors and the Chief Executive Officer of a GTII subsidiary (the “BFE Sub”), as well as assuming and confirming his positions with BFE as provided in this Section 2. Furthermore, at Closing, GTII, as the parent company and 100% owner of BFE, will cause the BFE Sub to appoint: (i) Nikolay Bitsenko as the director, Chief Executive Officer, and President of the Board of Directors of the BFE Sub; (ii) two directors to be nominated by GTII.

The parties agree to cause BFE to enter into an employment agreement with Nikolay Bitsenko and Michael Andreyev at the Closing that is reasonably acceptable to the parties to this Agreement. Failure to negotiate in good faith, or the failure to enter into said employment agreement, shall be grounds for terminating this Agreement. Mr. Bitsenko and Mr. Andreyev covenant to perform, for the BFE Sub, those substantially similar obligations and responsibilities as performed by them for BFE prior to closing, with substantially similar compensation from the BFE Sub as received from BFE prior to closing. Mr. Bitsenko and Mr. Andreyev agree not to open and operate any new other business, unless expressly agreed upon in writing by GTII or appearing in any employment agreement between BFE and Messrs. Bitsenko and Andreyev, while employed by the BFE Sub. Messrs. Bitsenko and Andreyev represents and warrants that BFE constitutes 100% of the business conducted by BFE.

Nikolay Bitsenko and Michael Andreyev acknowledge that the rights, duties, and consideration contemplated herein are personal to them, and they may not assign and/or sublicense this agreement, or the rights or obligations thereunder, to any other party without the written consent of GTII. Unless otherwise agreed in writing between GTII and Mr. Bitsenko or Mr. Andreyev, in the event that during the first 12 months after the Closing, Messrs. Bitsenko and Andreyev cease to perform their managerial services for BFE and/or GTII in accordance with their duties to those companies as provided in their employment agreements with BFE and this Agreement, or their employment agreements with BFE are terminated by either Mr. Bitsenko or Mr. Andreyev without GTII’s consent and without cause (i.e., GTII has not materially breached the Agreement and failed to cure it), then BFE and the BFE Shareholders shall be deemed to have breached this Agreement, and GTII will have the right, exercisable in its sole and absolute discretion, to (i) terminate and rescind the Agreement, (ii) recover all of its capital stock issued to the BFE Shareholders under the Agreement, (iii) return the BFE Shares to the BFE Shareholder, and (iv) assert claims against BFE and the BFE Shareholders for damages and other remedies at law or in equity. The BFE Shareholders will thereafter, and promptly, return all shares of the GTII Common Stock issued to them under this Agreement, properly endorsed for transfer to GTII or to a designee of GTII, upon a demand by GTII for such return in the event of a breach of this Agreement.

3. Timing. Upon execution of this Agreement by all parties, BFE will provide GTII with all information and make available all BFE personnel and stockholders required by GTII to complete its due diligence of BFE, its management and its shareholders, and the completion of the Audited Financial Statements. BFE hereby represents and warrants that it has completed its due diligence of GTII and is satisfied with the same. Upon satisfactory completion by GTII of its due diligence of BFE, GTII and BFE and the BFE Shareholders will then proceed to Closing, subject to the rights, obligations, and provisions of the second paragraph of the introduction portion of this Agreement relating to the Audited Financial Statements.

4. Conditions of Closing. The Closing of the Transaction is subject to the following conditions in addition to those otherwise described in this Agreement: (i) prior to or at the Closing, GTII will have no debts or other liabilities, except as contemplated by Paragraph 5 of this Agreement or those incurred in the ordinary course of business of GTII and reported in its financial statements; (ii) all governmental, regulatory, and third party consents and approvals necessary or desirable to facilitate consummation of the Transaction will have been obtained, (iii) GTII’s satisfaction, which satisfaction GTII must confirm in writing prior to the Closing, with a full and complete due diligence investigation of all available information regarding BFE including financial, business and legal affairs; (iv) execution of consents by the holders of 100% of the outstanding shares of BFE to the Transaction; (v) transfer of ownership to GTII of 100% of the outstanding shares of BFE, free and clear of any liens, claims and encumbrances; (vi) receipt by each party to this Agreement of a written representation from the other party hereto that no material adverse change has occurred to the representing party between the date of execution of this Agreement and the Closing of the Transaction; and (vii) approval of the Transaction by the Boards of Directors of BFE and GTII, respectively. Neither GTII nor BFE is aware of any outstanding agreement by which either of them is bound which confers on any party the right to prevent the Closing of the Transaction. If the Closing of the Transaction does not occur by April 30, 2021 (subject to the right of the parties to this Agreement to extend this date by mutual written agreement), through no fault of any party to this Agreement, then any party hereto may terminate this Agreement by written notice to the other parties for any reason or no reason. A party who is at fault for delaying the Closing shall have no right to terminate the Agreement. A failure by BFE to deliver the Audited Financial Statements to GTII by April 15, 2021 shall be deemed to be the fault of BFE.

5. Debts of GTII. GTII represents and warrants that it will have no debts outside the ordinary course of its business at the Closing other than up to approximately $2 million (as reflected on its current financial statements) that GTII has not yet settled or converted to equity (collectively, “Unsettled Debt”). The settlement of these debts may involve a temporary extension of their maturity dates. The risk of claims for the remaining Unsettled Debt and any other liability of GTII arising prior to the Closing (collectively, “Other Pre-Closing Debt”), will be borne by GTII. GTII will negotiate settlements or otherwise effect cancellations of such debts in good faith.

6. Pre-Closing Cooperation. From the date of execution of this Agreement until the Closing of the Transaction, each party agrees to provide the other party and its designated representatives with access to all reasonably relevant information regarding the party that the other party requests.

7. Expenses. Subject to Paragraph 2 of this Agreement, each party will bear its own expenses in connection with the Transaction until the Closing, including without limitation, legal and accounting fees, which will be reimbursed from the proceeds of the Offering to the extent feasible.

8. Confidentiality. Any information, including but not limited to data, business information (including customer and investor lists and prospects), technical information, computer programs and documentation, programs, files, specifications, drawings, sketches, models, samples, tools or other data, oral, written, digital or otherwise (hereinafter called “Information”), furnished or disclosed by one party to the other party for the purpose of the Transaction, will remain the disclosing party’s property until the Closing of the Transaction, at which time all such Information will become the property of GTII. All copies of such Information in written, graphic or other tangible form must be returned to the disclosing party immediately upon written request if the Transaction is not consummated. Unless such Information was previously known to receiving party free of any obligation to keep it confidential or has been or is subsequently made public by the disclosing party or a third party, it must be kept confidential by the receiving party, will be used only in performing due diligence and other actions for the Transaction, and may not be used for other purposes except upon such terms as may be agreed upon between BFE and GTII in writing.

9. Exclusivity. In consideration hereof and of the time and resources that GTII will devote to the Transaction, BFE agrees that until one hundred and eighty (180) days from the date of the execution of this Agreement by both parties to it (such date, the “End of the Exclusivity Period”), BFE and its affiliates, directors, officers, employees, representatives and agents will not, directly or indirectly, solicit, initiate, enter into or continue any discussions or transactions with, or encourage, or provide any Information to any person or entity (other than to GTII or its designees), concerning any merger, business combination or sale of its stock other than as contemplated in Paragraph 1 of this Agreement. BFE represents that neither BFE nor any of its affiliates is party to or bound by any agreement with respect to any such transaction other than as contemplated by this Agreement.

10. Representations and Warranties of BFE and the BFE Shareholders

BFE and the BFE Shareholders represent and warrant to GTII as follows:

10.1 Power and Authority; Binding Nature of Agreement. BFE and the BFE Shareholders have full power and authority to enter into this Agreement and to perform their obligations hereunder. The execution, delivery, and performance of this Agreement by BFE and the BFE Shareholders have been duly authorized by all necessary action on their part. Assuming that this Agreement is a valid and binding obligation of each of the other parties hereto, this Agreement is a valid and binding obligation of BFE and the BFE Shareholders. The transfer of the BFE Shares by the BFE Shareholders to GTII pursuant to this Agreement has been duly authorized and approved by the BFE Board of Directors, and the BFE Shares will remain outstanding and in full force and effect at the Closing with GTII as their owner.

10.2 Subsidiaries. Other than as set forth in this Agreement or disclosed to GTII in writing, there is no corporation, general partnership limited partnership, joint venture, association, trust or other entity or organization that BFE directly or indirectly controls or in which BFE directly or indirectly owns any equity or other interest.

10.3 Good Standing. BFE (i) is duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is incorporated, (ii) has all necessary power and authority to own its assets and to conduct its business as it is currently being conducted, and (iii) is duly qualified or licensed to do business and is in good standing in every jurisdiction (both domestic and foreign) where such qualification or licensing is required.

10.4 Charter Documents and Corporate Records. BFE has delivered to GTII complete and correct copies or provided GTII with the right to inspect true and complete copies of all (i) the articles of incorporation, bylaws and other charter or organizational documents of BFE, including all amendments thereto, and (ii) the stock records of BFE. BFE is not in violation or breach of any of the provisions of its articles of incorporation, bylaws or other charter or organizational documents.

10.5 Financial Statements.

(a) BFE has delivered to GTII the following financial statements relating to BFE prior to the Closing (the “BFE Financial Statements”): (i) the audited balance sheet of BFE as of December 31, 2019 and 2020 and the unaudited balance sheet as of March 31, 2021, and (ii) the audited statements of income for the years ended December 31, 2019 and 2020 and the unaudited statements of income for the months ended March 31, 2021, as well as the unaudited statements of retained earnings and shareholders’ equity. Except as stated therein or in the notes thereto, the BFE Financial Statements: (a) present fairly the financial position of BFE as of the respective dates thereof and the results of operations and changes in financial position of BFE for the respective periods covered thereby; and (b) have been prepared in accordance with BFE’s normal business practices applied on a consistent basis throughout the periods covered.

(b) BFE and the BFE Shareholders have made available to GTII a true and complete copy of each material agreement and related documents made by BFE since January 1, 2019 (the “BFE Documents”).

10.6 Capitalization. The authorized capital stock of BFE consists of 200 shares of common stock, having no par value per share, of which 200 shares are issued and outstanding as of the date of execution of this Agreement. No shares of preferred stock have been designated, issued, or authorized. All of the outstanding shares of the capital stock of BFE are validly issued, fully paid and nonassessable, and have been issued in full compliance with all applicable federal, state, local and foreign securities laws and other laws.

10.7 Absence of Changes. Except as otherwise set forth on Schedule 10.7 hereto, there has not been any material adverse change in the business, condition, assets, operations or prospects of BFE and no event has occurred or, to BFE’s knowledge, is expected to occur after the Closing that might have a material adverse effect on the business, condition, assets, operations or prospects of BFE, other than the transfer to GTII by BFE of all contractual obligations and related rights for the delivery of services, materials, warranty obligations, and delivery costs pertaining to contracts that are, as of the date of this Agreement, a work in progress or in the process of fulfillment or delivery, or that have not been completed at the time of the Closing, or which have been entered into after the date of this Agreement, including without limitation the right to cash flow from those contracts.

10.8 Absence of Undisclosed Liabilities. BFE has no debt, liability or other obligation of any nature (whether due or to become due and whether absolute, accrued, contingent or otherwise) that is not reflected or reserved against in the BFE Financial Statements as of March 31, 2021, except for obligations incurred in the ordinary and usual course of business consistent with past practice.

10.9 Corporation Status. BFE is identified as a “C” corporation, organized under the laws of the State of New York, having a unique New York identifier of 4599591.

10.10 Conflict of Interest Transactions. Except as otherwise set forth in Schedule 10.10, no past or present Shareholders, director, officer or employee of BFE or any of their affiliates (i) is indebted to, or has any outside financial, business or contractual relationship or arrangement with BFE, or (ii) has any direct or indirect interest in any property, asset or right which is owned or used by BFE or pertains to the of BFE business.

10.11 Litigation. Except as may be disclosed in the BFE Documents, there is no actual action, suit, proceeding, dispute, litigation, claim, complaint or investigation by or before any court, tribunal, governmental body, governmental agency or arbitrator pending or, to BFE’s knowledge, threatened against or with respect to BFE which (i) if adversely determined would have a material adverse effect on the business, condition, assets, operations or prospects of BFE, or (ii) challenges or would challenge any of the actions required to be taken by BFE under this Agreement. To BFE’s knowledge, there exists no basis for any such action, suit, proceeding, dispute, litigation, claim, complaint or investigation.

10.12 Approvals. BFE has provided GTII with a complete and accurate list of all jurisdictions in which BFE is authorized to do business, including any required authorization, consent or approval of, or registration or filing with, any governmental authority that is required to be obtained or made by BFE in connection with the execution, delivery or performance of this Agreement, including the conveyance to GTII of the BFE Shares.

10.13 Brokers or Finders. BFE has not agreed to pay any brokerage fees, finder’s fees or other fees or commissions with respect to the transactions contemplated by this Agreement, and, to BFE’s knowledge, no person is entitled, or intends to claim that it is entitled, to receive any such fees or commissions in connection with such transaction.

10.14 Representations True on Closing Date. The representations and warranties of BFE set forth in this Agreement are true and correct on the date hereof and will be true and correct on the Closing Date as though such representations and warranties were made as of the Closing Date. GTII’s knowledge will not act as a waiver of any breach of the representations and warranties contained herein by BFE or BFE Shareholders.

10.15 Tax Advice. BFE and BFE Shareholders hereby represent and warrant that they have sought their own independent tax advice regarding the transactions contemplated by this Agreement and neither BFE nor BFE Shareholders have relied on any representation or statement made by GTII or its representatives regarding the tax implications of such transactions.

10.16 Non-Contravention. To best of the BFE Shareholders’ knowledge, neither the execution nor delivery of this Agreement, nor the performance of this Agreement will contravene or result in a material violation of any of the provisions of any other agreement or obligation of the BFE Shareholders or BFE.

11. Representations and Warranties of GTII.

GTII represents and warrants to BFE and the BFE Shareholders as follows:

11.1 Power and Authority; Binding Nature of Agreement. GTII has full power and authority to enter into this Agreement and to perform its obligations hereunder. The execution, delivery and performance of this Agreement by GTII have been duly authorized by all necessary action on its part. Assuming that this Agreement is a valid and binding obligation of the other party hereto, this Agreement is a valid and binding obligation of GTII.

11.2 Approvals. To GTII’s knowledge, no authorization, consent or approval of, or registration or filing with, any governmental authority or any other person is required to be obtained or made by GTII in connection with the execution, delivery or performance of this Agreement.

11.3 Representations True on Closing Date. To GTII’s knowledge, the representations and warranties of GTII set forth in this Agreement are true and correct on the date hereof and will be true and correct on the Closing Date as though such representations and warranties were made as of the Closing Date.

11.4 Non-Distributive Intent. The BFE Shares being purchased by GTII pursuant to this Agreement are not being acquired by GTII with a view to the public distribution or sale of them.

11.5 Non-Contravention. To the best of GTII’s knowledge, neither the execution nor delivery of this Agreement, nor the performance of this Agreement will contravene or result in a material violation of any of the provisions of any other agreement or obligation of GTII.

11.6 Buyer is an Accredited Investor. GTII is (i) an “accredited investor” as that term is defined in Rule 501 of the Act, and (ii) experienced in making investments of the kind described in this Agreement and the related documents, and (iii) able, by reason of the business and financial experience of its officers (if an entity) and professional advisors (who are not affiliated with or compensated in any way by BFE or any of its affiliates or selling agents), to protect its own interests in connection with the Transactions described in this Agreement and the related documents.

11.7 Certificate of Designation. The BFE Shareholders has reviewed the Certificate of Designation of GTII, a copy of which has been furnished to them, and she is satisfied with it.

12. Survival of Representations and Warranties.

All representations and warranties made by each of the parties hereto will survive the Closing for a period after the Closing Date equal to the applicable statute of limitations for such matters under applicable state law.

13. Indemnification.

(a) GTII agrees to indemnify, defend and hold harmless BFE against any and all claims, demands, losses, costs, expenses, obligations, liabilities and damages, including interest, penalties and attorneys’ fees and costs incurred by GTII, arising, resulting from or relating to any breach of, or failure by Buyer to perform, any of its representations, warranties, covenants or agreements in this Agreement or in any exhibit or other document furnished or to be furnished by GTII under this Agreement.

(b) BFE and the BFE Shareholders agree to indemnify, defend and hold harmless GTII against any and all claims, demands, losses, costs, expenses, obligations, liabilities and damages, including interest, penalties and attorneys’ fees and costs incurred by GTII, arising, resulting from or relating to any breach of, or failure by BFE and the BFE Shareholders to perform, any of their representations, warranties, covenants or agreements in this Agreement or in any exhibit or other document furnished or to be furnished by GTII under this Agreement.

14. Entire Agreement. This Agreement constitutes the entire understanding among BFE, GTII, and their respective affiliates, and supersedes all prior communications, agreements, and understandings, written or oral, with respect to the Transaction.

15. Governing Law. This Agreement will be enforced in the courts of and governed by the laws of the State of Nevada and will bind and inure to the benefit of the parties and their respective successors and assigns. The venue for any legal proceedings under or relating to the Agreement shall be in the appropriate forum in the County of New York, State of New York, or a federal court which sits in the State of New York.

16. General. If the requisite agreements and other documents for a Closing are not executed by BFE and GTII by the End of the Exclusivity Period or later if mutually agreed to in writing by all parties, all obligations of the parties under this Agreement, other than the provisions of Paragraphs 7, 8, and 9, will automatically terminate and be of no further force and effect.

17. Severability. If any provision of this Agreement is held to be invalid or unenforceable by a court of competent jurisdiction, this Agreement shall be interpreted and enforceable as if such provision were severed or limited, but only to the extent necessary to render such provision and this Agreement enforceable.

18. Rights Cumulative. All rights and remedies under this Agreement are cumulative, and none is intended to be exclusive of another. No delay or omission in insisting upon the strict observance of performance of any provision of this Agreement, or in exercising any right or remedy, shall be construed as a waiver or relinquishment of such provision, nor shall it impair such right or remedy. Every right and remedy may be exercised from time to time and as often as deemed expedient.

19. Legal Counsel. The parties acknowledge and agree that current legal counsel for GTII, Richardson & Associates (“Counsel”), represents only GTII for the preparation and negotiation of the Agreement, and for any other matter relating to the Transaction, including without limitation the Offering, if one occurs.

20. Injunctive Relief.

20.1 Damages Inadequate. Each party acknowledges that it would be impossible to measure in money the damages to the other party if there is a failure to comply with any covenants and provisions of this Agreement and agrees that in the event of any breach of any such covenant or provision, the other party to this Agreement will not have an adequate remedy at law.

20.2 Injunctive Relief. It is therefore agreed that the other party to this Agreement who is entitled to the benefit of the covenants and provisions of this Agreement which have been breached, in addition to any other rights or remedies which they may have, will be entitled to immediate injunctive relief to enforce such covenants and provisions, and that in the event that any such action or proceeding is brought in equity to enforce them, the defaulting or breaching party will not urge a defense that there is an adequate remedy at law.

21. Further Assurances. Following the Closing, the BFE Shareholders shall furnish to GTII such instruments and other documents as GTII may reasonably request for the purpose of carrying out or evidencing the Transaction contemplated hereby.

22. Waivers. If any party at any time waives any rights hereunder resulting from any breach by the other party of any of the provisions of this Agreement, such waiver is not to be construed as a continuing waiver of other breaches of the same or other provisions of this Agreement. Resort to any remedies referred to herein will not be construed as a waiver of any other rights and remedies to which such party is entitled under this Agreement or otherwise.

23. Successors and Assigns. Each covenant and representation of this Agreement will inure to the benefit of and be binding upon each of the parties, their personal representatives, assigns and other successors in interest.

24. Counterparts. This Agreement may be executed simultaneously in any number of counterparts, each of which counterparts will be deemed to be an original, and such counterparts will constitute but one and the same instrument.

25. Assignment. Except in the case of an affiliate of GTII, this Agreement may not be assignable by any party without prior written consent of the other parties.

26. Publicity. Except as may be required in order for a party to comply with applicable laws, rules, or regulations or to enable a party to comply with this Agreement, or necessary for GTII to prepare and disseminate any private or public placements of its securities or to communicate with its shareholders, no press release, notice to any third party or other publicity concerning the transactions contemplated by this Agreement will be issued, given or otherwise disseminated without the prior written approval of GTII; provided, however, that such approval will not be unreasonably withheld.

If the foregoing is in accordance with your understanding, please sign this Agreement in the space indicated below and return it to us for receipt no later than 8:00 p.m. (Eastern Standard Time) on March 21, 2021 (the “Execution Date”), whereupon this Agreement will become a binding obligation between the parties to the extent provided herein. Furthermore, please send an original executed counterpart of this Agreement to us by overnight courier. This Agreement will expire unless we receive an executed copy by you by 8 p.m. on March 21, 2021.

Sincerely,

Global Tech Industries Group, Inc.

By:	/s/ Kathy M. Griffin
Kathy M. Griffin, President

Dated:	March 21, 2021

By:	/s/ Frank Benintendo
Frank Benintendo, Secretary and Vice-Chairman

Dated:	March 21, 2021

ACKNOWLEDGED AND AGREED:

Bronx Family Eye Care, Inc.

By:	/s/ Nikolay Bitsenko
Nikolay Bitsenko, Chief Executive Officer
Dated:	March 21, 2021

Bronx Family Eye Care, Inc. Shareholders

/s/ Nikolay Bitsenko
Nikolay Bitsenko, BFE Shareholders Owning
51% of its Issued and Outstanding Common Stock
Date: March 21, 2021

/s/ Michael Andreyev
Michael Andreyev, BFE Shareholders Owning
34.5% of its Issued and Outstanding Common Stock
Date: March 21, 2021

/s/ Igor Kirzhner
Igor Kirzhner, BFE Shareholder Owning
14.5% of its Issued and Outstanding Common Stock
Date: March 21, 2021

Schedule 10.7

Material Changes Expected to Occur

1.

2.

3.

4.

Schedule 10.10

Conflicts

The following shall constitute all prior relationships between GTII or its representatives, and BFE or its representatives. BFE and BFE Shareholders acknowledge and waive any potential conflicts that may have arisen, or may arise, as by results of said prior relationship.

1.

2.

3.

4.

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